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                                                                       1995 PLAN

                             CALIFORNIA BANCSHARES, INC.
                        MANAGEMENT INCENTIVE COMPENSATION PLAN




SECTION 1:  PURPOSE OF THE PLAN

         The purpose of the Management Incentive Compensation Plan ("MICP"), or "the Plan" is to provide incentives and awards to those employee who are responsible for significant organizational units or projects and who attain and sustain consistently high levels of performance that exceed expectations and that contribute to the success, profitability, and return to California Bancshares, Inc.'s shareholders. The Plan is designed to support the organization's objectives and financial goals.

SECTION 2:  GENERAL DESCRIPTION

    2.1 Incentive compensation awards are based on corporate results and individual contributions to performance as measured by selected financial ratios, operating results, subjective evaluations and qualitative evaluations against objectives established before the beginning of the Plan year. These measures are constructed to recognize the influence of both external and internal factors on performance, by establishing the relationship of performance to benchmark measures. The benchmark measures are external peer groups, operating performance data, and objectives agreed upon by Plan participants and Senior management or the Board.

    2.2 The Plan protects shareholders' interests by limiting the amount of awards to be paid by restricting it to a percentage of earnings. The Plan specifies annual goals and provides a performance review and measurement system. The Plan has been designed to permit future inclusion of other individuals and groups.

    2.3 The calculation of awards to be distributed to the Plan participants and the incentive formulas, are constructed to provide awards consistent with increases in profits. The incentive formula ensures a level of incentive award that is competitive with comparable positions and levels of performance in other financial institutions, in order that California Bancshares, Inc. will be able to attract, retain, and motivate high-quality personnel and support continued growth and profitability.


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SECTION 2:  GENERAL DESCRIPTION, CONTINUED

    2.4 Extraordinary occurrences may be excluded when calculating performance results to ensure that the best interests of the organization are protected and are not brought into conflict with the best interests of Plan participants. When and if extraordianry occurrences are excluded from the calculation of individual performance measures, they are also excluded in calculating the bonus pool.

SECTION 3:  DEFINITIONS

    3.1  "Average total Assets" shall mean "average daily balances".

    3.2 "Award" shall mean the amount to be paid at the conclusion of the Plan year.

    3.3 "Committee" shall mean a Human Resources Committee of the Board of Directors chosen to administer the Plan.

    3.4 "Company" shall mean California Bancshres, Inc. and its subsidiaries including any sponsored joint ventures with other companies.

    3.5 "Extraordiary Occurrences" shall mean those events, that, in the opinion of the Human Resoruces Committee, are outside the significant influence of Plan participants and would, by their inclusion, cause significant unintended effect, positive or negative, on operating and financial results.

    3.6  "Plan Year" shall mean the 12 month period beginning on January 1.

    3.7 "Return on Assets" or " ROA" shall mean the net income after applicable income taxes, net securities gains or losses, incentive awards, and net extraordianry items, divided by average of total assets, excluding the impact of extraordinary occurrences as defined in Section 3.5.

    3.8  ROA goals will be determined in accordance with calculation on Exhibit
         2.

    3.9 "Weight" shall mean a percentage weighing for each performance measure for each participating position, used to modify the basic incentive percentage to reflect the relative importance of the factor to that position.

    3.10 "Rating" shall mean the numerical rating (between 0.0 to 5.0) given by the evaluator.

    3.11 "Weighed Results" shall mean the numerical results created by multiplying the "Weight" by the "Rating". This result of all calculations will be rounded to the nearest tenth.

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SECTION 4:  PLAN PARTICIPANTS

    4.1 Those employees recommended by Senior management who, in management's judgement, are responsible for directing and performing functions which have significant bearing on the profitability and operational performance of the institution shall be eligible for participation in the MICP.

    4.2 Before or at the beginning of each Plan year, the Committee shall review the recommendations of management on the selection of those employees eligible for participation in the Plan for that year. The Board of Director is responsible for final approval of Plan participant's eligibility. Participants shall be notified of their eligibility as soon as the selection is completed.

    4.3 Participants may be added during the Plan year at the discretion of the President and the Committee, and their incentive award should be prorated as set forth in Section 8.

SECTION 5: ADMINISTRATION OF THE PLAN

    5.1 Throughout this Plan document, reference to the actions and authority of the Committee also presumes that the Committee wil recommend, and the Board of Directors will approve or disapprove, final disposition of all matters pertaining to administration of the Plan.

    5.2 The Committee, with Board approval, has the responsibility to interpret, administer, and amend the Plan as necessary. The recommendations of the Committee as approved by the Board, affecting the construction, interpretation, and administration of the Plan shall be final and binding on all parties, including the Company and its employees. Responsibilty for actions taken under the Plan are summarized in Exhibit 1.

    5.3 Before, at the beginning of, or during each Plan Year, the Committee may review and revise any aspect of the Plan. However, it is expected that the Plan will require modification only when significant changes in organization, goals, personnel, or performance occur. The President shall inform the Committee of any proposed changes to the operation of the Plan.

    5.4 Computation of incentive awards will be made by an individual designated by the President. Maintenance of participant payment and deferred awards records shall be the responsibility of the Chief Financial Officer.

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SECTION 6: PERFORMANCE INCENTIVE COMPENSATION - GENERAL PROCEDURES

    6.1  Computation of incentive awards is a two-stage process:

         Stage 1: Calculation of the bonus pool.

         Stage 2: Allocation of the bonus pool to Plan participants.

    6.2 The general procedure for converting overall results into individual incentive awards is as follows:

         - Performance incentive goals/plans/standards are established before or at the start of the Plan Year.

         - Periodically, actual performance results are measured against the goals.

         - Scores on each performance measure are calculated as described in this document.

         - Total scores are calculated for every participant to regularly assess performance.

         - At the end of the Plan Year, the total scores and bonus awards are calculated for all participants.

         - If bonus awards for participants exceed bonus pool, bonus awards will be prorated.

    6.3  The calculation of the bonus pool for the current year is shown on
         Exhibit 2.

SECTION 7:  PAYMENT OF INDIVIDUAL INCENTIVE COMPENSATION AWARDS

Within 60 days following the end of the Plan Year, or as soon as financial and operating results are known, participants will receive the incentive payment determined by performance for the year using the best available performance data.

SECTION 8:  PARTIAL PAYMENTS

    8.1 New Participants - If an individual becomes a participant during the Plan Year, the incentive compensation award will be earned on the basis of one-twelfth of the annual incentive compensation for each month of participation beginning before July 1 in the Plan year on initial employment or promotion. After July 1, new hires are not eligible to participate in that Plan Year, unless given special permission by the Committee. Special permission must be granted by the Committee to pay full Plan Year shares to partial-year employees.


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    8.2  Retirement - In the event of termination of employment through retirement, the employee shall be considered to have earned one-twelfth of the annual incentive compensation award of a particular year for each month of employment in the Plan Year of his retirement.

    8.3 Leave of Absence - In the event a participant is absent from work due to an approved leave of absence of any nature or length, the annual incentive compensation award will be prorated to include only days of active employment.

    8.4 Death - If a participant dies, any unpaid incentive awards shall be paid to the estate, or designated beneficiary, in one lump sum. The amount of the award may be prorated for each month of employment during the Plan Year at the discretion of the Committee.

    8.5 Termination for Reasons Other Than Death or Retirement - In the event of termination of employment for reasons other than death or retirement, the participant, at the discretion of the Committee, may forfeit all unpaid incentive awards.

SECTION 9:  PERFORMANCE PROGRESS REPORTING

    The President/department heads will be responsible for reporting performance during the course of the Plan Year so that participants may evaluate their performance relative to goals throughout the year. The Chief Financial Officer will review calculation made by the above personnel. Data from internal and external sources are to be made available to Plan participants, the Committee, and the Board as soon as practical.

SECTION 10:  AMENDMENT OR TERMINATION OF THE PLAN

    10.1 Right of Assignment - No right or interest of any participant in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including levy, garnishment, attachment, pledge, or bankruptcy.

    10.2 Right of Employment - The receipt of an award under this Plan shall not guarantee any employee any right to continued employment; the right to dismiss any employee is specifically reserved to the organization. The receipt of an award for any one year shall not guarantee an employee the right to receive an award for any subsequent year.

    10.3 Withholding for Taxes - The organization shall have the right to deduct from all payments under this Plan any federal or state taxes required by law to be withheld with respect to such payments.



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                                                                       Exhibit 1

                           SUMMARY OF PLAN RESPONSIBILITIES





                                                                           Responsibilty
                                                               ------------------------------------
                                                                            Human
                                                               Board of     Resources
Planning Action                                                Directors    Committee     Management
---------------                                                ---------    ---------     ----------


Plan Creation
             Design plan                                                                      X
             Establish policies & objectives                                    X             X
             Recommendations to Board                                           X             X
             Plan approval                                         X


Annual Plan administration
             Review organizational objectives                                   X             X
             Recommend changes                                                  X             X
             Approve any changes                                   X
             Recommend participants                                             X             X
             Approve participation                                 X


During Plan Year
             Evaluate performance compared to plans                             X             X
             Correction and feedback                                                          X


End of Plan Year
             Determine if earnings justify bonus                   X            X
             Decide to exclude extraordinary
               occurrences                                         X            X
             Calculate bonus pool                                                             X
             Calculate individual awards                                                      X
             Approve awards                                        X            X


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                                                                       EXHIBIT 2

                             CALIFORNIA BANCSHARES, INC.
                             MANAGEMENT INCENTIVE PROGRAM



CALCULATION OF BONUS POOL

1. A subsidiary's bonus pool will be nor more thatn 10% of pretax income before incentive compensation accrual.

2. CBI and subsidiaries' bonus pool will be nomore than 12% of pretax income before total incentive compensation accrual.

    If a subsidiary bonus exceeds calculation 1, or if the company-wide bonuses exceed calculation 2, bonuses will be scaled back proportionally.



CALCULATION OF RETURN ON ASSETS (ROA) GOALS

ROA will be based on the following:


                             Minimum -               .85
                             Target -               1.15
                             Maximum -              1.50